Exhibit 99.2
July 7, 2011
Board of Directors
Transatlantic Holdings, Inc.
80 Pine Street
New York, New York 10005
Members of the Board of Directors:
We hereby consent to the inclusion of our opinion letter, dated June 12, 2011, to the Board of Directors of Transatlantic Holdings, Inc. (“Transatlantic”) as Annex C to, and to the reference thereto under the headings “Summary—Opinion of Transatlantic’s Financial Advisor”, “The Merger—Transatlantic’s Reasons for the Merger; Recommendation of the Transatlantic Board of Directors” and “The Merger—Opinion of Transatlantic’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Transatlantic and Allied World Assurance Company Holdings, AG (“Allied World”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Allied World. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ MOELIS & COMPANY LLC
MOELIS & COMPANY LLC